Execution Version

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

GEOPARK LIMITED,

GEOPARK USA, LLC

AND

PANAMERICAN ENERGY HOLDINGS S.A.

Dated as of September 2, 2026

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EXHIBITS

Exhibit A	Definitions

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of September 2, 2026 (this “Agreement”) is by and between GeoPark Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (“GeoPark Limited”), GeoPark USA, LLC, a limited liability company incorporated under the Laws of Delaware (the “Company”) and Panamerican Energy Holdings S.A., a corporation incorporated under the Laws of Panama (“PEH”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

RECITALS:

WHEREAS, on March 5, 2026, the GeoPark Limited and Colden Investments S.A., a Panama sociedad anónima (“Colden”), and an Affiliate of PEH, entered into that certain share purchase agreement (as may be amended from time to time, the “PIPE SPA”), pursuant to which Colden purchased from GeoPark Limited, and GeoPark Limited issued and sold to Colden, 12,876,053 common shares of GeoPark Limited, par value US$0.001 per share (the “GP Common Shares”) on the terms and subject to the conditions therein;

WHEREAS, the Company and PEH, as of the date of this Agreement, own 5% and 95%, respectively, of the total issued share capital of Energy Assets International, S.A., a Panama sociedad anónima (“EAI”);

WHEREAS, Beta Resources (BA) Ltd, a company organized under the Laws of Barbados (the “Barbados HoldCo”), and a wholly-owned Subsidiary of EAI, is the sole shareholder of Beta Resources (V), C.A., a compañía anónima organized under the Laws of Venezuela (“Venezuela Sub”) which is a party to that certain Production Participation Contract or Contrato De Participación Productiva De Hidrocarburos (the “CPP”), with PDVSA Petróleo S.A., with respect to the “Bare Block” located in the Orinoco Oil Belt of Venezuela;

WHEREAS, the Company is a wholly owned subsidiary of GeoPark Limited;

WHEREAS, PEH desires to sell to the Company, and the Company desires to purchase from PEH, all of the issued and outstanding shares, par value $1, of EAI held by PEH as of the date hereof, representing 95% of the total issued share capital of EAI (the “EAI Shares”), such that upon Closing, the Company will (a) directly hold the entire issued share capital of EAI and (b) indirectly hold the entire issued share capital of the Barbados HoldCo and Venezuela Sub, respectively;

WHEREAS, in consideration for the sale of the EAI Shares to the Company, GeoPark Limited desires to issue and sell to PEH, certain additional GP Common Shares, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as of the date hereof and concurrent with the entry into this Agreement, GeoPark Limited, PEH and Colden entered into that certain governance agreement (the “Governance Agreement”), to govern the respective rights and obligations of PEH and its Affiliates as Beneficial Owners of the GP Common Shares of GeoPark Limited, effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE SALE

Section 1.1               Sale and Purchase of EAI Shares. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, PEH shall transfer, convey, assign and deliver to the Company, and the Company shall purchase and acquire from PEH, all of PEH’s right, title and interest in and to all of the issued and outstanding EAI Shares, free from all Liens, in consideration for the issuance and sale by GeoPark Limited to PEH of 42,135,872 GP Common Shares plus if the CIT Rate applicable at Closing is:

(a)               lower than 50% but not lower than 49% (the “First Range”), an amount of aggregate additional GP Common Shares (the “First Range Additional GP Common Shares”) equal to the product of (i) 1,314,537 and (ii) the proportional decrease of CIT Rate within the First Range, expressed as a percentage (e.g., if the CIT Rate is 49.5%, 657,269 aggregate additional GP Common Shares; if the CIT Rate is 49.25%, 985,903 aggregate additional GP Common Shares; if the CIT Rate is 49%, 1,314,537 aggregate additional GP Common Shares);

(b)               lower than 49% but not lower than 48% (the “Second Range”), an amount of aggregate additional GP Common Shares (the “Second Range Additional GP Common Shares”) equal to the sum of (i) the full amount of First Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Second Range, expressed as a percentage (e.g., if the CIT Rate is 48.5%, 1,971,806 aggregate additional GP Common Shares; if the CIT Rate is 48.25%, 2,300,440 aggregate additional GP Common Shares; if the CIT Rate is 48%, 2,629,074 aggregate additional GP Common Shares);

(c)               lower than 48% but not lower than 47% (the “Third Range”), an amount of aggregate additional GP Common Shares (the “Third Range Additional GP Common Shares” equal to the sum of (i) the full amount of Second Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Third Range, expressed as a percentage (e.g., if the CIT Rate is 47.5%, 3,286,343 aggregate additional GP Common Shares; if the CIT Rate is 47.25%, 3,614,977 aggregate additional GP Common Shares; if the CIT Rate is 47%, 3,943,611 aggregate additional GP Common Shares);

(d)               lower than 47% but not lower than 46% (the “Fourth Range”), an amount of aggregate additional GP Common Shares (the “Fourth Range Additional GP Common Shares”) equal to the sum of (i) the full amount of Third Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Fourth Range, expressed as a percentage (e.g., if the CIT Rate is 46.5%, 4,600,880 aggregate additional GP Common Shares; if the CIT Rate is 46.25%, 4,929,514 aggregate additional GP Common Shares; if the CIT Rate is 46%, 5,258,148 aggregate additional GP Common Shares);

(e)               lower than 46% but not lower than 45% (the “Fifth Range”), an amount of aggregate additional GP Common Shares equal to the sum of (i) the full amount of Fourth Range Additional GP Common Shares, and (ii) the product of (x) 163,441 and (y) the proportional decrease of CIT Rate within the Fifth Range, expressed as a percentage (e.g., if the CIT Rate is 45.5%, 5,339,869 aggregate additional GP Common Shares; if the CIT Rate is 45.25%, 5,380,729 aggregate additional GP Common Shares; if the CIT Rate is 45%, 5,421,589 aggregate additional GP Common Shares);

(f)                lower than 45%, an amount of aggregate additional GP Common Shares equal to 5,421,589 GP Common Shares.

Section 1.2                Closing. The consummation of the sale and purchase of all of the issued and outstanding EAI Shares in exchange for the issuance, sale and purchase of the Consideration Shares (the “Closing”) shall take place upon a date and time to be mutually agreed by PEH and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions set forth in Article VII which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). At the Closing, GeoPark Limited shall instruct its transfer agent to register the issuance of the Consideration Shares in the name of PEH in book-entry form.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GEOPARK limited

Each of the Company and GeoPark Limited represents and warrants to PEH as of the date hereof (except to the extent made only as of a specified earlier date, in which case as of such date) (it being understood that the representations and warranties in this Article II with respect to GeoPark Limited only are subject to and qualified by the disclosures in the SEC Documents and any other reports, schedules, registration statements, proxy statements and other documents (including all amendments, supplements, exhibits and schedules thereto) filed or furnished by GeoPark Limited with the SEC (including any documents incorporated by reference therein) prior to the date hereof (and in each case, remaining publicly available or otherwise furnished to PEH by GeoPark Limited prior to the date hereof), other than any risk factor disclosures contained in the “Risk Factors” section thereof or any forward-looking statements within the meaning of the Securities Act or the Exchange Act) that:

Section 2.1                 Organization.

(a)               GeoPark Limited is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted in all material respects, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               The Company, as of the date hereof is a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted in all material respects, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

(c)               Each of GeoPark Limited’s Subsidiaries is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted, except where the failure to be so formed, existing or in good standing, or to have all such necessary power and authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.2                 Authorization; No Conflicts.

(a)               Each of the Company and GeoPark Limited has all necessary corporate power and authority for the due authorization, execution and delivery of this Agreement and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company and GeoPark Limited of this Agreement, and the consummation by the Company and GeoPark Limited of the transactions contemplated hereby and the due authorization, issuance, sale and delivery of the Consideration Shares by GeoPark Limited. This Agreement has been duly executed and delivered by each of the Company and GeoPark Limited. Assuming due execution and delivery by PEH, this Agreement will be a valid and binding obligation of each of the Company and GeoPark Limited enforceable against each of the Company and GeoPark Limited in accordance with its terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law).

(b)               Subject to the receipt of the consents, approvals and authorizations of, and making of the filings with, the Governmental Entities referred to in Section 2.3, and except for the terms of the Notes and the Indentures, the authorization, execution, delivery and performance by the Company and GeoPark Limited of this Agreement, and the consummation by the Company and GeoPark Limited of the transactions contemplated hereby, including the issuance of the Consideration Shares, do not and will not: (i) conflict with or result in a breach or violation of any of the terms or provisions (including any change of control provisions) of, or require any notice or consent, or constitute a default under, any license, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or GeoPark Limited or any of their respective Subsidiaries is a party or by which the Company or GeoPark Limited or any of their respective Subsidiaries is bound, (ii) result in any violation of the provisions of the Governing Documents of either the Company or GeoPark Limited, or (iii) result in any violation of any Law or any Judgment of any Governmental Entity having jurisdiction over the Company or GeoPark Limited or any of their respective Subsidiaries, or any of its or their properties; except in the case of (i) and (iii) for such conflicts, breaches, defaults or violations that would not individually or in the aggregate reasonably be expected to be material to the Company or GeoPark Limited.

Section 2.3                Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Entity is or will be required on the part of the Company or GeoPark Limited in connection with the execution, delivery and performance by the Company and GeoPark Limited of this Agreement, or in connection with the issuance and sale of the Consideration Shares by GeoPark Limited, except for: (a) filings with the SEC, applicable state securities commissions and NYSE with respect to GeoPark Limited; or (b) the OFAC License (as defined below and to the extent required).

Section 2.4                Authorized Shares. The Consideration Shares have been duly authorized and, when issued and paid for in accordance with the terms hereof, the Consideration Shares will be duly authorized, validly issued, fully paid and nonassessable and will not be in violation of any preemptive rights. When issued in accordance with the terms hereof, the Consideration Shares will be free and clear of all Liens (other than Liens incurred by PEH, restrictions arising under applicable securities Laws, restrictions imposed by this Agreement and restrictions arising under the Governing Documents of GeoPark Limited).

Section 2.5                Capitalization. The authorized share capital of GeoPark Limited consists of 5,171,949,000 GP Common Shares, par value US$0.001 per share, and 5,000,000 Series A Preferred Shares, par value US$0.001 per share. As of the date of this Agreement, 75,932,013 GP Common Shares are issued, of which 64,922,457 are outstanding and 11,009,556 are held in treasury. All outstanding GP Common Shares were validly issued, fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, there are no Series A Preferred Shares issued and outstanding. GeoPark Limited holds, directly or indirectly, all issued and outstanding interests in the Company.

Section 2.6                 SEC Documents; Financial Statements.

(a)               GeoPark Limited has filed all SEC Documents on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension, except as would not be material to GeoPark Limited and its Subsidiaries, taken as a whole. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed or submitted SEC Document that is publicly available prior to the date of this Agreement, each of the SEC Documents, as of its respective filing or submission date, (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document and (ii) together with all other SEC Documents publicly available prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents as of the date hereof.

(c)               The consolidated financial statements and the related notes thereto of GeoPark Limited and its consolidated Subsidiaries included or incorporated by reference in the SEC Documents present fairly in all material respects the financial position of GeoPark Limited and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which are not material, individually or in the aggregate, and the absence of footnote disclosures).

Section 2.7               Forward-Looking Statements. Except as would not be material to GeoPark Limited and its Subsidiaries, taken as a whole, each financial or operational projection or other “forward-looking statement” (as defined by Section 27A of the Securities Act or Section 21E of the Exchange Act) contained in the SEC Documents filed since January 1, 2026 (a) was so included by GeoPark Limited in good faith and with reasonable basis after due consideration by GeoPark Limited of the underlying assumptions, estimates and other applicable facts and circumstances and (b) as required, is accompanied by cautionary statements identifying factors that could cause actual results to differ materially from those in such forward-looking statement.

Section 2.8               Sarbanes-Oxley; Internal Accounting Controls. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)               GeoPark Limited and its Subsidiaries are in compliance in all respects with Sections 401, 402, and 404 of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof;

(b)               GeoPark Limited and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, and in particular provide reasonable assurance that: (i) the maintenance of records accurately and fairly reflect the transactions and disposition of the assets of GeoPark Limited; (ii) the transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of GeoPark Limited are being made only in accordance with authorizations of management and directors of GeoPark Limited; and (iii) unauthorized acquisition, use or disposition of GeoPark Limited’s assets that could have a material effect on the financial statements are adequately detected;

(c)               GeoPark Limited and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for GeoPark Limited and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by GeoPark Limited in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms; and

(d)               (i) GeoPark Limited’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of GeoPark Limited and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”), and the disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, (ii) GeoPark Limited presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and (iii) since the Evaluation Date, there have been no material weaknesses in GeoPark Limited’s internal control over financial reporting (whether or not remediated) and no change in GeoPark Limited’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, GeoPark Limited’s internal control over financial reporting.

Section 2.9               Absence of Certain Changes. Since January 1, 2026, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.10              Absence of Proceedings. Except as disclosed in the SEC Documents, as of the date hereof, there is no Proceeding now pending, or, to the knowledge of GeoPark Limited or the Company, threatened against GeoPark Limited or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.11              Compliance with Laws. Each of the Company, GeoPark Limited and their respective Subsidiaries are and since January 1, 2026, have been, in compliance with all (a) laws, statutes, codes, rules and regulations enacted by any Governmental Entity (“Laws”) and (b) judgments, orders and decrees of any Governmental Entity (“Judgments”), in each case of clauses (a) and (b), that are applicable to the Company or GeoPark Limited or their respective Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and GeoPark Limited and their respective Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.12              Brokers. Each of the Company and GeoPark Limited has not retained, utilized or been represented by any broker, investment banker, financial advisor or finder in connection with the transactions contemplated by this Agreement, in each case, whose fees or expenses PEH will be required to pay.

Section 2.13              Stock Exchange. The issued and outstanding GP Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on NYSE and GeoPark Limited has taken no action designed to, or which to the knowledge of GeoPark Limited is reasonably likely to have the effect of, terminating the registration of the GP Common Shares under the Exchange Act or delisting the GP Common Shares from NYSE. As of the date hereof, GeoPark Limited has not received any written notification that the SEC or NYSE is currently contemplating terminating such registration or listing. The issuance and sale of the Consideration Shares does not and will not contravene NYSE rules or regulations or require any vote of the shareholders of GeoPark Limited under the NYSE rules or regulations.

Section 2.14             Investment Company. Each of the Company and GeoPark Limited is not, and, immediately after giving effect to the sale of the Consideration Shares pursuant to this Agreement by the Company and GeoPark Limited, as applicable, will not be, required to register as an “investment company” within the meaning of the Investment Company Act.

Section 2.15              Securities Law Exemptions. Assuming the accuracy of the representations and warranties of PEH in this Agreement, the offer, sale and issuance of the Consideration Shares at the Closing pursuant to this Agreement is and will be exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither GeoPark Limited nor any other Person authorized by GeoPark Limited to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Consideration Shares, and neither GeoPark Limited nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Consideration Shares under this Agreement to be integrated with prior offerings by GeoPark Limited for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will GeoPark Limited take any action or steps that would cause the offering or issuance of the Consideration Shares under this Agreement to be integrated with other offerings by GeoPark Limited.

Section 2.16              Price Stabilization of GP Common Shares. GeoPark Limited has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the GP Common Shares to facilitate the sale or resale of the Consideration Shares.

Section 2.17             Application of Takeover Protections. (a) As of the date hereof, the Rights Agreement will have expired or been terminated by GeoPark Limited and (b) as of the Closing, the Board has consented for purposes of Section 4.8 of the PIPE SPA to the acquisition of the Consideration Shares by PEH.

Section 2.18               Office of Foreign Assets Control.

(a)               Except as would not be material to each of the Company and GeoPark Limited and their respective Subsidiaries, taken as a whole, neither the Company or GeoPark Limited nor any of their respective Subsidiaries nor, to the Company or GeoPark Limited’s knowledge, as applicable, any of their respective Representatives is currently subject to any U.S. sanctions administered by any Governmental Entity of the United States, including those sanctions administered by the U.S. Department of the Treasury, OFAC and the U.S. Department of State, or by any other applicable Governmental Entity (“U.S. Sanctions”).

(b)               Neither the Company nor GeoPark Limited, nor any of their respective Representatives, have violated U.S. Sanctions or engaged in any activity that could be reasonably expected to result in a violation of U.S. Sanctions or the imposition of U.S. Sanctions. GeoPark Limited, the Company, and their respective Subsidiaries have implemented and maintain, or are subject to, written policies and procedures and internal controls reasonably designed to ensure compliance by them and their respective Representatives with U.S. Sanctions.

Section 2.19              Foreign Corrupt Practices. Except as would not be material to the Company or GeoPark Limited and their respective Subsidiaries, taken as a whole, none of the Company, GeoPark Limited, any of their respective Subsidiaries or any of the Company or GeoPark Limited’s directors or officers, nor, to the knowledge of the Company or GeoPark Limited, as applicable, any agent, employee, affiliate or other person acting on behalf of the Company or GeoPark Limited or any of their respective Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company or GeoPark Limited or any of their respective Subsidiaries (or made by any person acting on its behalf of which the Company or GeoPark Limited, as applicable, is aware) which is in violation of Law, (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and (e) each of the Company and GeoPark Limited and their respective Subsidiaries have implemented and maintain policies and procedures that each of the Company and GeoPark Limited, respectively, reasonably believes are adequate to ensure compliance in all material respects with the FCPA.

Section 2.20              Anti-Money Laundering. Except as would not be material to the Company and GeoPark Limited and their respective Subsidiaries, taken as a whole, the operations of the Company, GeoPark Limited and their respective Subsidiaries are in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or Proceeding by or before any court or Governmental Entity or any arbitrator involving the Company or GeoPark Limited or any of their respective Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or GeoPark Limited, as applicable, threatened.

Section 2.21             Environmental Laws. Each of the Company and GeoPark Limited and their respective Subsidiaries (a) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”), except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses except where the failure to receive any such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) are in compliance with all terms and conditions of any such permit, license or approval except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.22              Regulatory Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) GeoPark Limited and its Subsidiaries possess all certificates, authorizations, approvals, consents, registrations, licenses, qualifications, certifications, and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents (“Material Permits”), and (b) neither GeoPark Limited nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit. GeoPark Limited is in compliance with the terms of any such Material Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.23              Title to Assets. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and GeoPark Limited and their respective Subsidiaries have good and marketable title in fee simple to, or have valid and marketable rights to lease or otherwise use, all real property and good and marketable title in all personal property that is material to the business of each of the Company and GeoPark Limited and their respective Subsidiaries, in each case free and clear of all Liens, except for (a) Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and GeoPark Limited and their respective Subsidiaries and (b) Liens for the payment of taxes, for which appropriate reserves have been made therefor in accordance with IFRS and the payment of which is neither delinquent nor subject to penalties. Neither the Company or GeoPark Limited nor any of their respective Subsidiaries has received any written notice of any claim that has been asserted by anyone adverse to the rights of the Company or GeoPark Limited or their respective Subsidiaries under any of the leases or subleases or licenses or with respect to the properties mentioned above, or affecting or questioning the rights of the Company or GeoPark Limited or any Subsidiary to the continued possession or use of the leased or subleased or licensed premises or the properties mentioned above, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.24               Cybersecurity. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) (i) to each of the Company and GeoPark Limited’s knowledge, there has been no material Security Breach or other material compromise of or relating to any of the Company’s or GeoPark Limited’s or any of their respective Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it) equipment or technology (collectively, “IT Systems and Data”) and (ii) the Company and GeoPark Limited and their respective Subsidiaries have not been notified in writing of, and each has no knowledge of any event or condition that would reasonably be expected to result in, any Security Breach or compromise to its IT Systems and Data; (b) the Company and GeoPark Limited and their respective Subsidiaries are presently in material compliance with all applicable Laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or Governmental Entity, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification; (c) the Company and GeoPark Limited and their respective Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its Personal Data and the integrity, continuous operation, redundancy and security of all IT Systems and Data and Personal Data; and (d) the Company and GeoPark Limited and their respective Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

Section 2.25               Listing on Principal Market. As of the Closing, the Principal Market will have approved a supplemental listing application covering the Consideration Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEH

PEH represents and warrants to Geopark Limited and the Company as of the date hereof (except to the extent made only as of a specified earlier date in which case as of such date) that:

Section 3.1               Organization and Power. PEH is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

Section 3.2                Authorization; No Conflicts.

(a)               PEH has all necessary power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by PEH of this Agreement and the consummation by PEH of the transactions contemplated hereby. This Agreement has been duly executed and delivered by PEH. Assuming due execution and delivery by GeoPark Limited and the Company, this Agreement will be a valid and binding obligation of PEH enforceable against PEH in accordance with its terms, except as such enforceability may be limited by applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law).

(b)               Subject to the receipt of the consents, approvals and authorizations of, and making of the filings with, the Governmental Entities referred to in Section 3.3, the authorization, execution, delivery and performance by PEH of this Agreement and the consummation by PEH of the transactions contemplated hereby do not and will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which PEH or any of its Subsidiaries is a party or by which PEH or any of its Subsidiaries is bound, (ii) result in any violation of the provisions of the Governing Documents of PEH, or (iii) result in any violation of any applicable Law or any Judgment of any Governmental Entity having jurisdiction over PEH or any of its Subsidiaries, or any of their properties, except in the case of (i) and (iii) for such conflicts, breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

Section 3.3               Government Approvals. No consent, approval or authorization of, or filing with, any Governmental Entity (including, for the avoidance of doubt, any OFAC specific license) is or will be required or otherwise advisable on the part of PEH in connection with the execution, delivery and performance by PEH of this Agreement, except for: (a) filings with the SEC on Schedule 13D to report PEH’s ownership of the Consideration Shares, or (b) those where the failure to obtain such consent, approval or authorization, or make such filing, would not, individually or in the aggregate, have a PEH Material Adverse Effect.

Section 3.4                Brokers. Neither PEH nor any of its Affiliates has retained, utilized or been represented by any broker, investment banker, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees or expenses the Company or any of its Subsidiaries will be required to pay.

Section 3.5                 Investment Representations.

(a)               PEH is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)               PEH understands that the Consideration Shares have not been registered under the Securities Act, that the Consideration Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities Laws, that the Consideration Shares are “restricted securities” under applicable federal securities Laws and must continue to be held by PEH unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that GeoPark Limited’s and the Company’s reliance thereon is based in part upon the representations made by PEH in this Agreement. PEH acknowledges that it has been informed by GeoPark Limited of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)               PEH is aware that the sale of the Consideration Shares is being made in reliance on a private placement exemption from registration under the Securities Act and hereby represents and warrants that it is purchasing the Consideration Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities Laws.

(d)               By reason of its business or financial experience, PEH has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the economic risk of holding the Consideration Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge of the merits and risks of its investment.

(e)               PEH recognizes that investing in GeoPark Limited involves substantial risks, and understands all of the risk factors related to the acquisition of the Consideration Shares. PEH has conducted its own independent investigation, review and analysis of, and reached its own independent conclusion regarding GeoPark Limited’s and its Subsidiaries’ condition (financial and otherwise), results of operations, businesses, properties, assets, liabilities, plans, management and prospects, and PEH or its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to GeoPark Limited and its Subsidiaries for such purpose. PEH has discussed with its respective professional advisers the suitability of an investment in GeoPark Limited, and PEH has determined that the acquisition of the Consideration Shares is a suitable investment for PEH. PEH has not relied on GeoPark Limited or the Company for any tax or legal advice in connection with the purchase of the Consideration Shares.

(f)                PEH acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article II, none of the Company, GeoPark Limited, their respective Subsidiaries or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Company or GeoPark Limited or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated hereby, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Company or GeoPark Limited or any of their respective Subsidiaries before or following the transactions contemplated by this Agreement, or (C) the accuracy or completeness of any oral or written information regarding the Company or GeoPark Limited or any of their respective Subsidiaries made available or otherwise provided to PEH or its Representatives in connection with this Agreement (including any estimates, forecasts, budgets, projections, or other financial information with respect to the Company or GeoPark Limited or any of their respective Subsidiaries); and (ii) PEH will not have any right or remedy (and the Company, GeoPark Limited, their respective Subsidiaries and Representatives will have no liability whatsoever) arising out of, and PEH expressly disclaims any reliance upon, any representation or warranty made by or on behalf of the Company or GeoPark Limited or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated hereby, including in any oral or written information regarding the Company or GeoPark Limited or any of their respective Subsidiaries made available or otherwise provided to PEH or its Representatives in connection with this Agreement (including any estimates, forecasts, budgets, projections, or other financial information with respect to the Company or GeoPark Limited or any of their respective Subsidiaries), or any errors therein or omissions therefrom, in each case other than the representations and warranties expressly set forth in Article II.

(g)               PEH acknowledges and understands that it may have received material nonpublic information regarding each of the Company, GeoPark Limited and their respective Subsidiaries and that federal and state securities laws prohibit any Person from purchasing or selling securities of an issuer on the basis of material nonpublic information or from communicating such information to any other Person, including under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. PEH further acknowledges that GeoPark Limited and the Company may possess material nonpublic information regarding themselves and their Subsidiaries not known to PEH that may impact the value of the Consideration Shares (the “Information”), and that GeoPark Limited and the Company are not disclosing the Information to PEH. PEH understands, based on its experience, the disadvantage to which PEH is subject due to the disparity of information between PEH, on the one hand, and GeoPark Limited and the Company, on the other hand. Notwithstanding such disparity, PEH has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby, and PEH acknowledges and agrees that neither GeoPark Limited nor the Company shall have any liability to PEH or any of its Representatives whatsoever in connection with this Agreement and the transactions contemplated by this Agreement due to or in connection with GeoPark Limited’s or the Company’s use or non-disclosure of the Information.

Section 3.6               Ownership of Company Securities. Except for the Consideration Shares that PEH may acquire hereunder and the 18,115,791 GP Common Shares of GeoPark Limited Beneficially Owned by Colden or its Affiliates as of the date of this Agreement, neither PEH nor any of its Affiliates Beneficially Owns, or has any right to acquire, any interest in any securities or assets of GeoPark Limited or its Subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of GeoPark Limited or any of its Subsidiaries, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of GP Common Shares or any other securities of GeoPark Limited or its Subsidiaries, whether or not any of the foregoing would give rise to Beneficial Ownership, and whether or not to be settled by delivery of GP Common Shares or any other class or series of GeoPark Limited’s or its Subsidiaries’ share capital, payment of cash or by other consideration, and without regard to any short position under any such Contract or arrangement).

Section 3.7               Sanctions. None of PEH, EAI, the Barbados HoldCo, Venezuela Sub nor, to the knowledge of PEH, any of their respective Representatives (excluding GeoPark Limited and the Company) have in the past three (3) years violated, and the execution of the CPP will not cause PEH, EAI, the Barbados HoldCo, Venezuela Sub, GeoPark Limited, or any of their respective Affiliates or employees to violate, nor reasonably be expected to result in the imposition of U.S. Sanctions.

Section 3.8                Compliance with Laws. None of PEH, EAI, the Barbados HoldCo, Venezuela Sub nor any of their respective Representatives has taken any action, directly or indirectly, that has violated or could cause PEH, EAI, the Barbados HoldCo, Venezuela Sub or any of their respective Representatives to violate any applicable Laws, including without limit.

ation the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other similar Law of any other relevant jurisdiction, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING EAI AND ITS SUBSIDIARIES

PEH represents and warrants to the Company as of the date hereof (except to the extent made only as of a specified earlier date in which case as of such date) that:

Section 4.1                 Organization and Power.

(a)               EAI is duly incorporated, validly existing and in good standing under the Laws of Panama and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted in all material respects, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

(b)               The Barbados HoldCo is duly incorporated, validly existing and in good standing under the Laws of Barbados and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted in all material respects, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

(c)               Venezuela Sub is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary power and authority to own its assets, rights and properties and to carry on its business as presently conducted in all material respects, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a PEH Material Adverse Effect.

Section 4.2                 Capitalization.

(a)               The authorized share capital of EAI consists of 10,000 shares, par value $1 per share, 9,500 of which constitute the EAI Shares. All of the EAI Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the EAI Shares have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the EAI Shares were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b)               PEH is the sole beneficial and record owner of, and has good, valid and marketable title to, all of the EAI Shares free and clear of all Liens (other than restrictions arising under applicable securities Laws, restrictions imposed by this Agreement and restrictions arising under the Governing Documents of EAI). PEH does not own, and will not own as of Closing, any equity interest in EAI other than the EAI Shares. PEH has full power and authority to sell, transfer, assign and deliver the EAI Shares to the Company at the Closing.

(c)               Except for the EAI Shares and the issued and outstanding share capital of EAI held by the Company as of the date hereof, there are no equity securities of any class of EAI or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued share capital of EAI or obligating PEH or EAI to issue or sell any share capital of, or any other interest in, EAI. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of EAI. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the EAI Shares or any other equity interests of EAI.

(d)               All of the issued and outstanding share capital of, or other equity or voting interests in, the Barbados HoldCo and Venezuela Sub (collectively, the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by EAI or the Barbados HoldCo, free and clear of all Liens (other than restrictions arising under applicable securities Laws, restrictions imposed by this Agreement and restrictions arising under the Governing Documents of the Barbados HoldCo or Venezuela Sub, as applicable). Except for the Subsidiary Shares, there are no equity securities of any class of the Barbados HoldCo or Venezuela Sub or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued share capital of the Barbados HoldCo and Venezuela Sub or obligating PEH, EAI, the Barbados HoldCo or Venezuela Sub to issue or sell any share capital of, or any other interest in, the Barbados HoldCo or Venezuela Sub. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Barbados HoldCo or Venezuela Sub. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of the Barbados HoldCo or Venezuela Sub.

(e)               Immediately after the Closing, (i) GeoPark Limited and the Company, together, will be the sole beneficial and record owners of, and have good, valid and marketable title to, one hundred percent (100%) of the issued and outstanding EAI Shares, (ii) EAI will be the sole beneficial and record owner of, and have good, valid and marketable title to, collectively, one hundred percent (100%) of the issued and outstanding equity interests of the Barbados HoldCo, (iii) the Barbados HoldCo will be the sole beneficial and record owner of, and have good, valid and marketable title to, one hundred percent (100%) of the issued and outstanding equity interests of Venezuela Sub, in each case, free and clear of all Liens (other than restrictions arising under applicable securities Laws, restrictions imposed by this Agreement and restrictions arising under the Governing Documents of EAI, the Barbados HoldCo or Venezuela Sub, as applicable).

Section 4.3            No Operations or Liabilities.

(a)               Since its formation, other than its ownership of equity interests in Barbados HoldCo, EAI (i) has held no interest or right in any real or personal property or any other asset, (ii) has not owned any equity interest (including any right to purchase or obtain any equity interest) in any Person, (iii) has undertaken no activities, business or operations, (iv) has never employed any Persons and (v) has had no liabilities other than those incident to its formation.

(b)               Since its formation, other than its ownership of equity interests in Venezuela Sub, Barbados HoldCo (i) has held no interest or right in any real or personal property or any other asset, (ii) has not owned any equity interest (including any right to purchase or obtain any equity interest) in any Person, (iii) has undertaken no activities, business or operations, (iv) has never employed any Persons and (v) has had no liabilities other than those incident to its formation.

(c)               Since its formation, Venezuela Sub (i) has held no interest or right in any real or personal property or any other asset (other than the CPP), (ii) has not owned any equity interest (including any right to purchase or obtain any equity interest) in any Person, (iii) has undertaken no activities, business or operations, (iv) has never employed any Persons and (v) has had no liabilities other than those incident to its formation or arising out of the negotiation, execution and performance of the CPP.

(d)               There is, and since their respective dates of formation has not been any, Proceeding pending, or, to the knowledge of PEH, threatened or against EAI, Barbados HoldCo or Venezuela Sub.

Section 4.4            CPP. The CPP is in full force and effect and is a valid and binding agreement of Venezuela Sub enforceable against Venezuela Sub in accordance with its terms. Neither Venezuela Sub nor, to the knowledge of PEH, any other party thereto is in breach of or default under, or has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, the CPP. No event or circumstance has occurred that, with or without notice or lapse of time or both, would (a) constitute a breach of or event of default by, (b) result in a right of termination for, or (c) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for Venezuela Sub under the CPP. For the avoidance of doubt, to the knowledge of PEH, execution of the CPP complied with the requirements of U.S. Department of the Treasury’s Office of Foreign Assets Control General License No. 52B (as most recently amended on August 27, 2026), as in effect on the date of this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1            Indenture; Change of Control. Prior to the Closing, GeoPark Limited and PEH shall mutually agree (a) to undertake one of the following actions with respect to its outstanding Notes or Indentures: (i) conduct a consent solicitation process for the purpose of obtaining the consents and waivers required in connection with any change of control of GeoPark Limited arising in connection with the transactions contemplated by this Agreement, including any “Change of Control” (as defined in either of the Indentures) under the Indentures; (ii) pursue a refinancing, repayment, redemption, discharge or replacement of the outstanding Notes; or (iii) satisfy any such Change of Control through an offer to repurchase the Notes at the price and on the terms required by, and following the consummation of the Closing in accordance with, the applicable Indenture and (b) on the material terms and conditions of such action (or in the case of clause (iii), any financing agreement in connection therewith). Upon agreement between PEH and GeoPark Limited to implement one of the foregoing actions, GeoPark Limited’s obligation shall be to use reasonable efforts to implement such action and PEH shall reasonably cooperate with GeoPark Limited in connection with implementing such action.

Section 5.2            OFAC License. Prior to the Closing, only to the extent specifically required for the performance of obligations under the CPP to comply with U.S. Sanctions, the Company, GeoPark Limited and PEH shall, and shall cause their respective Affiliates to, cooperate in good faith and use their respective reasonable best efforts to obtain an OFAC license (the “OFAC License”).

Section 5.3            Interim Covenants of PEH. From the date hereof until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, PEH shall not, and shall cause EAI, the Barbados HoldCo and Venezuela Sub not to, take any of the following actions without the prior written consent of GeoPark Limited:

(a)               issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Lien with respect to any EAI Shares or other equity interests of EAI or any equity interests of the Barbados HoldCo or Venezuela Sub, or grant any options, warrants or other rights to acquire any EAI Shares or other interests or equity interests of the Barbados HoldCo or Venezuela Sub or any instrument convertible into or exchangeable or exercisable for any such EAI Shares or other interest or equity interests of the Barbados HoldCo or Venezuela Sub;

(b)               sell, license, pledge, abandon, assign or otherwise dispose of, or grant or suffer to exist any Lien on, the CPP or any other asset of EAI, the Barbados HoldCo or Venezuela Sub;

(c)               terminate, cancel, renew, amend, grant a waiver under or otherwise modify the CPP;

(d)               incur, assume or guarantee any (i) indebtedness or (ii) liability of any other Person;

(e)               acquire any material assets or enter into any Contract;

(f)                make any amendment to the Governing Documents of EAI, the Barbados HoldCo or Venezuela Sub;

(g)               adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of EAI, the Barbados HoldCo or Venezuela Sub, file a petition in bankruptcy under any provisions of bankruptcy Law on behalf of EAI, the Barbados HoldCo or Venezuela Sub or consent to the filing of any bankruptcy petition against EAI, the Barbados HoldCo or Venezuela Sub under any similar Law;

(h)               create any Subsidiary of EAI, the Barbados HoldCo or Venezuela Sub or acquire any interest in any Person; or

(i)                 enter into any transaction with any direct or indirect shareholder, director or officer of PEH, EAI, the Barbados HoldCo or Venezuela Sub or any of their respective Related Persons.

Section 5.4            Interim Operating Covenants of the Company and GeoPark Limited. From the date hereof until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Company and GeoPark Limited shall not take any of the following actions without the prior written consent of PEH: (a) issue, sell, grant, pledge, dispose of, or authorize the issuance of any equity securities convertible into or exchangeable for equity securities of GeoPark Limited or the Company, or amend any outstanding equity securities of GeoPark Limited or the Company, (b) grant or suffer to exist any Lien with respect to any Consideration Shares, or grant any options, warrants or other rights to acquire any Consideration Shares or other equity interests of GeoPark Limited or the Company or any instrument convertible into or exchangeable or exercisable for any such Consideration Shares or other equity interests of GeoPark Limited or the Company, or (c) modify any existing, or adopt any new, equity-based employee benefit plan, including any stock bonus, stock option, restricted stock, stock appreciation right or similar equity-based plan, except, in each case of the preceding clauses (a) – (b), in connection with (x) any existing equity-based employee benefit or compensation plan, including, for the avoidance of doubt, any such plans that have been approved by the Board on or prior to the date hereof, (y) equity issuances in connection with compensation of directors of the Board approved by the applicable governing body as of the date hereof or (z) any other action that has been approved by the Board as of the date hereof, in each case to the extent expressly disclosed to PEH or any of its Representatives.

Section 5.5            Confidentiality.

(a)               From and after the date hereof, PEH will, and will cause its Representatives to, keep confidential any information (including oral, written and electronic information) concerning GeoPark Limited or its Affiliates (including after Closing, EAI, the Barbados HoldCo and Venezuela Sub) that may be furnished to PEH or its Representatives by or on behalf of GeoPark Limited or any of its Representatives pursuant to this Agreement or otherwise in connection with PEH’s investment in GeoPark Limited (“Company Confidential Information”) and to use Company Confidential Information solely for the purposes of monitoring, administering or managing such investment in GeoPark Limited made pursuant to this Agreement; provided, that Company Confidential Information will not include information that (i) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by PEH or its Representatives, (ii) was or becomes available to PEH or its Representatives from a source other than GeoPark Limited or its Representatives; provided, that such source is reasonably believed by PEH or such Representatives not to be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, (iii) at the time of disclosure is already in the possession of PEH or its Representatives from a source other than GeoPark Limited or any of its Representatives, as evidenced by pre-existing written or electronic records; provided, that such source is reasonably believed by PEH or such Representative to not be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, or (iv) was independently developed by PEH or its Representatives without reference to, incorporation of, or other use of any Company Confidential Information; provided, that PEH may disclose Company Confidential Information (A) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in GeoPark Limited or (B) as may be required, after receiving the advice of outside legal counsel, by applicable Law or Judgment. In the event that PEH or its Representatives are required by applicable Law or Judgment to disclose any Company Confidential Information, PEH shall, (x) to the extent permissible by such applicable Law or Judgment, provide GeoPark Limited with prompt written notice of such requirement, (y) disclose only that information that PEH determines (with the advice of counsel) is required by such applicable Law or Judgment to be disclosed and (z) use reasonable efforts to preserve the confidentiality of such Company Confidential Information, including by, at GeoPark Limited’s request, reasonably cooperating with GeoPark Limited to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Company Confidential Information.

(b)               From and after the date hereof, each of the Company and GeoPark Limited will, and will cause their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning PEH or its Affiliates that may be furnished to the Company or GeoPark Limited or their respective Representatives by or on behalf of PEH or any of its Representatives pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement (“PEH Confidential Information”) and to use PEH Confidential Information solely for the purposes of the transactions contemplated by this Agreement; provided, that PEH Confidential Information will not include information that (i) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Company or GeoPark Limited or their respective Representatives, (ii) was or becomes available to the Company or GeoPark Limited or their respective Representatives from a source other than PEH or its Representatives; provided, that such source is reasonably believed by the Company or GeoPark Limited or such Representatives not to be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, (iii) at the time of disclosure is already in the possession of the Company or GeoPark Limited or their respective Representatives from a source other than PEH or any of its Representatives, as evidenced by pre-existing written or electronic records; provided, that such source is reasonably believed by the Company or GeoPark Limited or such Representative to not be subject to an obligation of confidentiality (whether by agreement or otherwise) after reasonable inquiry, or (iv) was independently developed by the Company or GeoPark Limited or their respective Representatives without reference to, incorporation of, or other use of any PEH Confidential Information; provided, that GeoPark Limited and the Company may disclose PEH Confidential Information, as applicable, (A) to their attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in GeoPark Limited or the transactions contemplated by this Agreement or (B) as may be required, after receiving the advice of outside legal counsel, by applicable Law or Judgment. In the event that the Company, GeoPark Limited or their respective Representatives are required by applicable Law or Judgment to disclose any PEH Confidential Information, GeoPark Limited or the Company, as applicable, shall, (x) to the extent permissible by such applicable Law or Judgment, provide PEH with prompt written notice of such requirement, (y) disclose only that information that GeoPark Limited or the Company, as applicable, determines (with the advice of counsel) is required by such applicable Law or Judgment to be disclosed and (z) use reasonable efforts to preserve the confidentiality of such PEH Confidential Information, including by, at PEH’s request, reasonably cooperating with PEH to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such PEH Confidential Information.

(c)               Each of PEH, the Company and GeoPark Limited acknowledge that they are aware, and will advise any of their Representatives who receive Company Confidential Information or PEH Confidential Information, as applicable, pursuant to this Agreement or otherwise, that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person unless in compliance with such Laws.

Section 5.6            Efforts to Consummate.

(a)               From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, other than as provided in clause (b) below as to the condition set forth in Section 7.2(f), each of the Company, GeoPark Limited and PEH shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate and make effective, the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof, including satisfaction (but not waiver) of the conditions to Closing set forth in Article VII.

(b)               Each of the Company and GeoPark Limited shall be responsible for taking such actions as are reasonably necessary to obtain or cause the occurrence of the CPP Effectiveness under the terms of the CPP and applicable Law as soon as reasonably practicable following the date hereof, including through the provision of such technical support and services to Barbados HoldCo and Venezuela Sub as reasonably necessary in connection therewith. PEH shall, and shall cause its Representatives to, provide such cooperation and take, or cause to be taken, all such actions in connection therewith as may be reasonably requested by the Company. Each of PEH, GeoPark Limited and the Company shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, take any action that would reasonably be expected to prevent, delay or impede the occurrence of the CPP Effectiveness.

Section 5.7            Taxes.

(a)               Each party shall be solely responsible for, and shall timely pay, any and all Taxes imposed on or with respect to such party arising from or relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including any Taxes imposed on its own income, profits, gains, receipts, franchise, net worth or similar Taxes.

(b)               All stamp duties, transfer Taxes, registration charges, documentary Taxes, filing fees and any similar Taxes arising from the execution of this Agreement or the consummation of the transactions contemplated hereby (collectively, “Transaction Taxes”) shall be borne by the party on whom such Taxes are imposed under applicable Law, and, if no such party is specified under applicable Law, each of PEH and GeoPark Limited (or the Company, as applicable) shall bear fifty percent (50%) of such Transaction Taxes. The party required under applicable Law to file any Tax Return or other document with respect to such Transaction Taxes shall timely do so, and the other party shall reasonably cooperate in connection therewith.

(c)               If any deduction or withholding from any payment under this Agreement is required by applicable Law, the applicable payor shall be entitled to make such deduction or withholding and shall timely remit the same to the relevant Governmental Entity. The payor shall promptly furnish the recipient with reasonable evidence of such remittance.

(d)               Each party shall indemnify, defend and hold harmless the other party and its Affiliates and Representatives from and against any and all Losses arising out of or resulting from (i) any breach by such first party of this Section 5.7, or (ii) any failure by such first party to timely pay any Taxes for which it is responsible under this Section 5.7.

(e)               The provisions of this Section 5.7 shall survive the Closing.

ARTICLE VI

INDEMNIFICATION

Section 6.1            Indemnification. Subject to the other terms and conditions of this Article VI:

(a)               Each of the Company and GeoPark Limited will, jointly and severally, indemnify and hold harmless PEH, to the fullest extent permitted by applicable Law, from and against any and all losses, liabilities, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees, expenses and costs of investigation (“Losses”) actually incurred by PEH to the extent arising from, as a result of or relating to any breach of (i) any of the representations and warranties made by the Company or GeoPark Limited in Article II or (ii) any covenants or agreements of GeoPark Limited or the Company in this Agreement; and

(b)               PEH will indemnify and hold harmless GeoPark Limited, to the fullest extent permitted by applicable Law, from and against any and all Losses actually incurred by GeoPark Limited or its Subsidiaries to the extent arising from, as a result of or relating to any breach of (i) any of the representations and warranties made by PEH in Article III and Article IV or (ii) any covenants or agreements of PEH in this Agreement.

Section 6.2            Limitations.

(a)               The Company and GeoPark Limited shall not be obligated to indemnify, defend, hold harmless, pay or reimburse PEH from and after the aggregate amount of all Losses in respect of indemnification under Section 6.1(a) (other than indemnification under Section 6.1(a) to the extent arising from a breach of a GeoPark Fundamental Representation) exceeds $205,960,140.

(b)               PEH shall not be obligated to indemnify, defend, hold harmless, pay or reimburse GeoPark Limited from and after the aggregate amount of all Losses in respect of indemnification under Section 6.1(b) (other than indemnification under Section 6.1(b) to the extent arising from a breach of a PEH Fundamental Representation) exceeds $205,960,140.

(c)               The Company and GeoPark Limited shall not be obligated to indemnify, defend, hold harmless, pay or reimburse PEH from and after the aggregate amount of all Losses in respect of indemnification under Section 6.1(a) to the extent arising from a breach of a GeoPark Fundamental Representation exceeds $514,900,350 (the “Cap”). For the avoidance of doubt, the Company and GeoPark Limited’s maximum aggregate liability to PEH in respect of indemnification under Section 6.1(a) and this Section 6.2(c) shall not exceed the Cap and the Company shall have no liability in respect of indemnification under Section 6.1(a) and this Section 6.2(c).

(d)               PEH shall not be obligated to indemnify, defend, hold harmless, pay or reimburse GeoPark Limited from and after the aggregate amount of all Losses in respect of indemnification under Section 6.1(b) to the extent arising from a breach of a PEH Fundamental Representation exceeds the Cap. For the avoidance of doubt, PEH’s maximum liability to GeoPark Limited in respect of indemnification under Section 6.1(b) and this Section 6.2(d) shall not exceed the Cap.

(e)               Neither the Company or GeoPark Limited nor PEH shall be obligated to indemnify, defend, hold harmless, pay or reimburse the other party hereto for any Losses in respect of a claim for indemnification under this Agreement after the date that is eighteen (18) months following the date hereof.

(f)                In no event shall the Company or GeoPark Limited or PEH be required to indemnify, defend, hold harmless, pay or reimburse the other party hereto under this Article VI, or otherwise be liable in connection with this Agreement, for any Losses that are punitive, incidental, consequential, special or indirect.

Section 6.3            Procedures.

(a)               If any action shall be brought against GeoPark Limited, the Company or PEH pursuant to this Article VI (each, an “Indemnified Party”) in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the other party hereto (in such capacity, the “Indemnifying Party”) in writing, and, except with respect to direct claims brought by the Indemnifying Party, the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel to the Indemnified Party, a material conflict between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel for the Indemnified Party.

(b)               The Indemnifying Party may not settle, compromise or consent to the entry of any judgment in any pending or threatened action in which indemnification may be sought by any Indemnified Party hereunder (whether or not any Indemnified Party is an actual or potential party thereto) without the prior written consent of each such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent provides for an unconditional and irrevocable release of such Indemnified Party from any and all liability arising out of such claim.

Section 6.4            Exclusive Remedy. From and after the Closing, the parties hereto acknowledge and agree this Article VI shall be the sole and exclusive remedy of PEH, GeoPark Limited and the Company with respect to any claims for breaches of the representations and warranties of the Company or GeoPark Limited or PEH, respectively, except in the case of fraud.

ARTICLE VII

CONDITIONS PRECEDENT TO GeoPark Limited’s and THE COMPANY’S OBLIGATIONS

Section 7.1            Conditions Precedent to GeoPark Limited’s and the Company’s Obligations. The obligations of GeoPark Limited and the Company to consummate the Closing are subject to the satisfaction (or waiver in writing, to the extent permitted by applicable Law) of each of the following conditions:

(a)               all approvals, authorizations of, and the filings with, any Governmental Entity required or otherwise advisable to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect, and any waiting period (and any extension thereof) under any Law preventing, prohibiting or otherwise restraining the transactions contemplated by this Agreement shall have expired or been terminated;

(b)               no temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal;

(c)               each of the representations and warranties made by PEH in Article III and Article IV shall be true and correct at and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a PEH Material Adverse Effect;

(d)               the covenants and obligations that PEH is required to have complied with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects;

(e)               the Company shall have received a certificate signed on behalf of PEH by a duly authorized officer confirming that the conditions set forth in Section 7.1(c) and Section 7.1(d) have been satisfied;

(f)                (i) the CPP shall be in full force and effect in compliance with all applicable Laws and (ii) the CPP Effectiveness shall have occurred; and

(g)               an OFAC License, only to the extent specifically required for the performance of obligations under the CPP, shall have been obtained.

Section 7.2            Conditions Precedent to PEH’s Obligations. The obligations of PEH to consummate the Closing are subject to the satisfaction (or waiver in writing, to the extent permitted by applicable Law) of each of the following conditions:

(a)               all approvals, authorizations of, and the filings with, any Governmental Entity required or otherwise advisable to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect, and any waiting period (and any extension thereof) under any Law preventing, prohibiting or otherwise restraining the transactions contemplated by this Agreement shall have expired or been terminated;

(b)               no temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal;

(c)               each of the representations and warranties made by the Company and GeoPark Limited in Article II shall be true and correct at and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(d)               the covenants and obligations that GeoPark Limited and the Company are required to have complied with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects;

(e)               PEH shall have received a certificate signed on behalf of each of the Company and GeoPark Limited by a duly authorized officer confirming that the conditions set forth in Section 7.2(c) and Section 7.2(d) have been satisfied;

(f)                (i) the CPP shall be in full force and effect in compliance with all applicable Laws and (ii) the CPP Effectiveness shall have occurred; and

(g)               an OFAC License, only to the extent specifically required for the performance of obligations under the CPP, shall have been obtained.

Section 7.3            Closing Deliverables.

(a)               Consideration Shares. At the Closing, GeoPark Limited shall deliver to PEH:

(i)                 A copy of the resolutions duly adopted by the board of directors (or other governing body) of GeoPark Limited, certified by an authorized officer of GeoPark Limited, authorizing and approving:

(1)               the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(2)               the issuance of the Consideration Shares to PEH in accordance with this Agreement; and

(3)               the reservation for issuance of a sufficient number of authorized but unissued GP Common Shares to satisfy GeoPark Limited’s obligations under this Agreement.

(ii)              Evidence reasonably required by PEH that the Consideration Shares have been duly issued.

(b)               EAI Shares. At the Closing, PEH shall deliver to the Company:

(i)                 proof of transfer of the certificate evidencing the EAI Shares;

(ii)              minutes of the meeting of the board of directors of EAI recognizing the transfer of the EAI Shares from PEH to the Company, authorizing the issuance of a new share certificate evidencing the EAI Shares in the name of the Company and ordering the proper annotations in the shareholder registry book of EAI; and

(iii)            a certificate evidencing the EAI Shares to the Company.

(c)               Company’s Closing Deliveries: At the Closing, the Company shall deliver to PEH a copy of the resolutions adopted by the board of directors (or other governing body) of the Company, certified by an authorized officer of the Company, authorizing and approving, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VIII

Termination

Section 8.1            Termination Events.

(a)               This Agreement may be terminated prior to the Closing:

(i)                 by the mutual written consent of PEH and GeoPark Limited;

(ii)              by PEH or GeoPark Limited if the Closing shall not have occurred on the seventh (7th) Business Day after the date that is the earlier of (a) the occurrence of the CPP Effectiveness or (b) the expiry or termination of the CPP in accordance with its terms (as may be extended pursuant to this Section 8.1(a)(ii), the “Outside Date”); provided, that if the expiration date of the term of the CPP is extended to a date that falls after the date of the then-current Outside Date, the Outside Date shall automatically be extended to the date that is seven (7) Business Days after such extended expiration date of the term of the CPP; provided, further, that, the parties may, by mutual written agreement, extend the Outside Date to a later date;

(iii)            by PEH or GeoPark Limited if (A) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or (B) there shall be any applicable Law enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of such transactions illegal;

(iv)             by GeoPark Limited if (A) PEH shall have breached any representation, warranty, covenant or agreement of PEH set forth in this Agreement, (B) such breach is not cured within thirty (30) days following notice thereof from GeoPark Limited, or is not capable of being cured by the Outside Date and (C) such breach would cause any of the conditions set forth in Section 7.1(c) and Section 7.1(d) not to be satisfied were the Closing then to occur; or

(v)               by PEH if (A) GeoPark Limited or the Company shall have breached any representation, warranty, covenant or agreement of GeoPark Limited or the Company set forth in this Agreement, (B) such breach is not cured within thirty (30) days following notice thereof from PEH, or is not capable of being cured by the Outside Date and (C) such breach would cause any of the conditions set forth in Section 7.2(c) and Section 7.2(d) not to be satisfied were the Closing then to occur.

(b)               Prior to the Closing, this Agreement shall terminate automatically if the CPP terminates or expires before the occurrence of the CPP Effectiveness.

Section 8.2            Termination Procedures. If PEH or GeoPark Limited hereto wishes to terminate this Agreement pursuant to Section 8.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 8.3            Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any of the parties to this Agreement; provided, however, that: (a) neither GeoPark Limited, the Company nor PEH shall be relieved of any obligation or liability arising from any fraud on the part of such party or from any willful and material breach by such party of any covenant or obligation contained in this Agreement prior to the termination of this Agreement; and (b) the parties hereto shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article IX.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Survival. All of the representations and warranties contained in Article II, Article III and Article IV shall terminate on the date that is eighteen (18) months following the date hereof. All covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 9.2            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such Contract or record.

Section 9.3            Governing Law.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)               Any dispute relating hereto shall be heard in the Court of Chancery of the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery of the State of Delaware may validly be taken under the Laws of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such dispute, any state or federal court within the State of Delaware) (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. The parties hereto further agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any Proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such Proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c)               Such Persons further covenant not to bring a Proceeding with respect to the Applicable Matters other than in such Chosen Court and not to challenge or enforce in another jurisdiction a Judgment of such Chosen Court.

(d)               Process in any such Proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such Person.

(e)               Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.4            Entire Agreement; No Third-Party Beneficiary. This Agreement and the Governance Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 9.5            Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees, shall be paid by the party incurring such expenses; provided, however, that all reasonable and documented out-of-pocket costs and expenses incurred in obtaining or causing the occurrence of the CPP Effectiveness shall be incurred by Venezuela Sub and funded by the Company.

Section 9.6            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by email transmission, when transmitted so long as there is no bounce-back or similar error message; and (d) if otherwise actually personally delivered, when delivered provided that such notices, requests, demands and other communications are delivered to the address or email address set forth below, or to such other address or email address as any party shall provide by like notice to the other parties to this Agreement:

If to GeoPark Limited, to:

GeoPark Limited
Calle 94 No. 11-30, Piso 8
Bogotá, Colombia

Attention:	Jaime Caballero Uribe, Chief Financial Officer
Email:	jcaballero@geo-park.com

jucuellar@geo-park.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention:	Juan G. Giráldez

Claire Schupmann

Email:	jgiraldez@cgsh.com

cschupmann@cgsh.com

If to the Company, to:

GeoPark USA, LLC
Calle 94 No. 11-30, Piso 8
Bogotá, Colombia

Attention:	Jaime Caballero Uribe, Chief Financial Officer
Email:	jcaballero@geo-park.com

jucuellar@geo-park.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention:	Juan G. Giráldez

Claire Schupmann

Email:	jgiraldez@cgsh.com

cschupmann@cgsh.com

If to PEH, to:

Panamerican Energy Holdings S.A.
MMG Tower, Piso 26
Ave. Paseo del Mar
Costa del Este Panamá
Rep. de Panamá

Attention:	Oliverio Lew
Email:	olew@gilinskiholding.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ

Attention:	Lorenzo Corte
Email:	Lorenzo.Corte@skadden.com

Section 9.7            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors of each of the parties hereto. Notwithstanding the foregoing, neither PEH, GeoPark Limited nor the Company shall assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company, in the case of an assignment or delegation by PEH, or PEH, in the case of any assignment or delegation by GeoPark Limited or the Company.

Section 9.8            Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 9.9            Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto and approved by a majority of the Disinterested Directors then on the Board. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with; provided that any waiver by GeoPark Limited or the Company shall require the approval of a majority of the Disinterested Directors then on the Board. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 9.10        Interpretation; Absence of Presumption.

(a)               For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit references are to the Articles, Sections, paragraphs, and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or,” “any” or “either” shall not be exclusive. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless, otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)               With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 9.11        Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 9.12        Specific Performance. The parties hereto agree that irreparable damage could occur and that a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13        Public Announcement. Subject to each party’s disclosure obligations imposed by applicable Law (including Beneficial Ownership disclosures under Section 13 or Section 16 of the Exchange Act), the Securities Act, the Exchange Act and any other applicable securities Laws and rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures, and all substantive filings or disclosures under the Securities Act, the Exchange Act and any other applicable securities Laws and rules of any stock exchange upon which its securities are listed, with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither GeoPark Limited, the Company, PEH nor any of their respective Affiliates will make any such news release or public disclosure, or filings or disclosures under securities Laws or stock exchange rules, without first consulting with the others, and, in each case, also receiving the others’ consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, this Section 9.13 shall not apply to, and each party may, without the consent of the other parties hereto, make any press release or other public statement, or disclosure (a) that is consistent with prior disclosure and does not contain any material information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement, (b) that is made to its auditors, attorneys, accountants or financial advisors, (c) as may be required by applicable Law (including the Securities Act, the Exchange Act and any other applicable securities Laws) and the rules of any stock exchange upon which its securities are listed; provided that the disclosing party, to the extent reasonably practicable, first notifies and consults with the other parties or (d) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

Section 9.14        Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto (the “Contract Parties”) and then only with respect to the specific obligations of such party and subject to the terms, conditions and limitations set forth herein. No Person other than the Contract Parties, including no member, partner, equityholder, Affiliate or Representative thereof, nor any member, partner, equityholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or obligations arising under, out of, or related to this Agreement or its negotiation, execution, performance, or breach.

(Signature page follows)

The parties have caused this Share Purchase Agreement to be executed as of the date first written above.

GEOPARK LIMITED

GeoPark Limited

By:
	Name:	Felipe Bayón
	Title:	Chief Executive Officer

The parties have caused this Share Purchase Agreement to be executed as of the date first written above.

COMPANY

GeoPark USA, LLC

By:
	Name:	Felipe Bayón
	Title:	President

The parties have caused this Share Purchase Agreement to be executed as of the date first written above.

PEH

Panamerican Energy Holdings S.A.

By:
	Name:	Jaime Gilinski
	Title:	Authorized Signatory

EXHIBIT A

Definitions

The following terms have the meanings indicated:

“2027 Notes Indenture” means the Indenture, dated January 17, 2020, by and between GeoPark Limited and The Bank of New York Mellon, as trustee, governing GeoPark Limited’s 5.500% Senior Notes due 2027, as supplemented by (a) the Supplemental Indenture, dated August 25, 2021, by and among GeoPark Limited, GeoPark Colombia SAS and The Bank of New York Mellon, and (b) the Second Supplemental Indenture, dated June 27, 2022, by and between GeoPark Limited and The Bank of New York Mellon.

“2030 Notes Indenture” means the Indenture, dated January 31, 2025, by and between GeoPark Limited and The Bank of New York Mellon, as trustee, governing GeoPark Limited’s 8.750% Senior Notes due 2030.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that GeoPark Limited (and its Subsidiaries) and PEH (and its Subsidiaries), shall not be deemed to be Affiliates.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any “group” will be deemed to have Beneficial Ownership of all securities Beneficially Owned by the members of such group and any member of a “group” will be deemed to have Beneficial Ownership of all securities Beneficially Owned by other members of the group in accordance with the provisions of such Rule, and a Person’s Beneficial Ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the Beneficial Owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (a) capital stock or share capital of any Person or (b) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock or share capital of such Person. The term “Beneficial Owner” shall have the correlative meaning.

“Board” means the board of directors of GeoPark Limited.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, New York, or Bogotá, Colombia are authorized or required by Law to close or be closed.

“CIT Rate” means the applicable rate of corporate income Tax imposed under the laws of Venezuela for the relevant taxable period, and as applicable to the CPP, including any surtax or similar tax imposed in lieu thereof.

“Consideration Shares” the total number of GP Common Shares to be issued and sold by GeoPark Limited to PEH as consideration pursuant to Section 1.1.

“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by Contract or otherwise.

“CPP Effectiveness” has the meaning ascribed to the term “Fecha de Entrada en Vigencia” in the CPP.

“Disinterested Director” means an Independent Director on the Board who is not a party to the act or transaction at issue and does not have a Material Interest in the act or transaction or a Material Relationship with a Person that has a Material Interest in the act or transaction at issue.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“fraud” means knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, with respect to the representations and warranties contained in Article II, Article III or Article IV.

“GeoPark Fundamental Representations” means the representations and warranties of GeoPark Limited and the Company, as applicable, set forth in Section 2.1, Section 2.2(a), Section 2.4, Section 2.5, Section 2.6, Section 2.12 and Section 2.17.

“Governing Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, memorandum of association, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership or similar constitutive or organizational document, including any amendments thereto or restatements thereof as in effect on the date hereof.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality (including any legislature, regulatory administrative authority, governmental agency, bureau, branch or department).

“Indentures” means, collectively, the 2027 Notes Indenture and the 2030 Notes Indenture.

“Independent Director” means a director on the Board who qualifies as an “independent director” pursuant to applicable Law and stock exchange rules and the independence criteria of GeoPark Limited applicable to all directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Judgment” means any judgment, order or decree of any Governmental Entity.

“Law” means any law, statute, code, rule or regulation enacted by any Governmental Entity.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and GeoPark Limited and their respective Subsidiaries, taken as a whole; provided, however, that any change, event, circumstance, development, condition, occurrence or effect resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) economic, political, regulatory or financial conditions or conditions in the securities or capital markets, credit markets, or currency or other financial markets in Colombia or any other country or region of the world, generally or in the industries in which the Company, GeoPark Limited and their respective Subsidiaries operate, or any changes in the foregoing conditions, (b) any acts of war, sabotage or terrorist activities in the United States or any country or region in the world, including any escalation or general worsening thereof, or changes imposed by a Governmental Entity associated with national security, (c) epidemics, pandemics or disease outbreaks, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters or weather or meteorological events, and other force majeure events in Colombia or any other country or region in the world (or escalation or worsening of any of the foregoing, including, as applicable, second or subsequent wave(s)), (d) any change of Law, accounting standards, regulatory policy or industry standards (or interpretations thereof) after the date of this Agreement, (e) the announcement, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company, GeoPark Limited or any of their respective Subsidiaries with employees, customers, suppliers or Governmental Entities, and any claims, litigation or actions arising from or relating to the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (f) the identity of PEH or any of its Affiliates, (g) any failure by GeoPark Limited or the Company to meet any budgets, projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure unless such underlying causes would otherwise be excluded from this definition), and (h) changes in the price or trading volume of the GP Common Shares or any change in the credit ratings or ratings outlook of GeoPark Limited, except, solely with respect to clauses (a), (b), (c), and (d) to the extent the Company, GeoPark Limited and their respective Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company, GeoPark Limited and their respective Subsidiaries operate (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Interest” means an actual or potential benefit, including the avoidance of a detriment, other than one which would devolve on GeoPark Limited or the shareholders generally, that in the case of a director, would reasonably be expected to impair the objectivity of the director’s judgment when participating in the negotiation, authorization, or approval of the act or transaction at issue.

“Material Relationship” means a familial, financial, professional, employment, or other relationship that in the case of a director, would reasonably be expected to impair the objectivity of the director’s judgment when participating in the negotiation, authorization, or approval of the act or transaction at issue or otherwise with respect to the Person with whom such relationship exists.

“Notes” means the notes outstanding from time to time under any of the Indentures.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“PEH Fundamental Representations” means the representations and warranties of PEH set forth in Section 3.1, Section 3.2(a), Section 3.4, Section 4.1, Section 4.2, and Section 4.3.

“PEH Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that would reasonably be expected to prevent, materially delay or materially impair the ability of PEH to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Personal Data” means (a) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (b) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (c) “personal data” as defined by the European Union General Data Protection Regulation (EU 2016/679); and (d) any other piece of information that allows the identification of such natural person, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation.

“Principal Market” means the NYSE (or any nationally recognized successor thereto), or any other national securities exchange other than the NYSE in the event that the GP Common Shares are listed on such other exchange.

“Proceeding” means an action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity.

“Related Persons” means, with respect to a Person, (a) in the case such Person or any of such Person’s Affiliates are individuals, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece or nephew (including adoptive relationships) of such Person or any of such Person’s Affiliates and (b) any Affiliate of such Person or any of the other Persons described in clause (a).

“Representatives” means a Person’s Affiliates and its and their respective employees, officers, directors, agents, consultants, accountants, attorneys or financial advisors.

“Rights Agreement” means that certain Rights Agreement, dated as of June 3, 2025, by and between GeoPark Limited and Computershare Trust Company, N.A.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, supplements, exhibits and schedules thereto) filed or furnished by GeoPark Limited with the SEC (including any documents incorporated by reference therein) since January 1, 2025.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any unauthorized access, acquisition, disclosure or loss of Personal Data in a manner that compromises the security, integrity, or confidentiality of Personal Data.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or Controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; provided that GeoPark Limited and its Subsidiaries shall not be deemed to be Subsidiaries of PEH or any of its Affiliates.

“Tax” means (a) any and all U.S. federal, state, local and non-U.S. taxes, imposts, duties, withholdings, charges, fees, levies or other assessments or similar charges of any kind whatsoever imposed by any Governmental Entity (including any income, excise, “imputed underpayments”, property, sales, use, occupation, transfer, conveyance, payroll or other employment-related tax, escheat, minimum or alternative minimum, recapture, license, registration, ad valorem, valued-added, social charges, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts; and (b) any liability for the payment of any amount described in clause (a) of another Person.

“Tax Return” means any return, declaration, statement, report, form, schedules, information return, or other information (including any amendments thereto and including any schedule or attachment thereto) filed or maintained or required to be filed or maintained by Law in connection with the determination, assessment, or collection of any Tax.

Index of Defined Terms

Agreement	Preamble
Applicable Matters	Section 9.3(b)
Barbados HoldCo	Recitals
Cap	Section 6.2(c)
Chosen Court	Section 9.3(b)
Chosen Courts	Section 9.3(b)
Closing	Section 1.2
Colden	Recitals
Company	Preamble, Preamble
Company Confidential Information	Section 5.5(a)
Contract Parties	Section 9.14
CPP	Recitals
EAI	Recitals
EAI Shares	Recitals
Electronic Signatures	Section 9.2
Environmental Laws	Section 2.21
Evaluation Date	Section 2.8(d)
FCPA	Section 2.19
Fifth Range	Section 1.1(e)
First Range	Section 1.1(a)
First Range Additional GP Common Shares	Section 1.1(a)
Fourth Range	Section 1.1(d)
Fourth Range Additional GP Common Shares	Section 1.1(d)
Governance Agreement	Recitals
GP Common Shares	Recitals
Hazardous Materials	Section 2.21
Indemnified Party	Section 6.3(a)
Indemnifying Party	Section 6.3(a)
Information	Section 3.5(g)
IT Systems and Data	Section 2.24
Judgments	Section 2.11
Laws	Section 2.11
Losses	Section 6.1(a)
Material Permits	Section 2.22
Money Laundering Laws	Section 2.20
OFAC License	Section 5.2
Outside Date	Section 8.1(a)(ii)
PEH	Preamble
PEH Confidential Information	Section 5.5(b)
PIPE SPA	Recitals
Second Range	Section 1.1(b)
Second Range Additional GP Common Shares	Section 1.1(b)
Subsidiary Shares	Section 4.2(d)
Third Range	Section 1.1(c)
Third Range Additional GP Common Shares	Section 1.1(c)
Transaction Taxes	Section 5.7(b)
U.S. Sanctions	Section 2.18
Venezuela Sub	Recitals